Exhibit 23.3

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Vantiv, Inc. of our report dated April 27, 2010 relating to the consolidated statements of operations and comprehensive loss and consolidated statements of cash flows for the three years in the period ended December 31, 2009 of NPC Group, Inc., which appear in Amendment No. 8 to the Company’s Registration Statement on Form S-1 (No. 333-177875).

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Houston, Texas
March 21, 2012